UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2012

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On March 29, 2012, Northwest Pipe Company (the “Company”) and Bank of America, N.A., as Administrative Agent, entered into a Ninth Amendment to Amended and Restated Credit Agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment amends the Amended and Restated Credit Agreement dated May 31, 2007, as amended to date (the “Credit Agreement”). The Credit Agreement Amendment effects certain changes to the terms of the Credit Agreement, including: (i) setting the aggregate commitment of the lenders at $115,000,000; (ii) changing the definition of the Asset Coverage Ratio such that 30% of eligible property, plant and equipment will no longer be included in the Asset Coverage Ratio covenant calculation; (iii) extending the expiration date of the Credit Agreement from April 30, 2012 to April 30, 2013; (iv) amending the definition of Required Lenders; (v) adding a minimum consolidated EBITDA requirement requiring consolidated EBITDA be greater than or equal to $42,000,000 each period of four fiscal quarters (commencing with the four fiscal quarter period ending March 31, 2012); (vi) requiring the cash collateralization of certain standby letters of credit which have maturity dates beyond the original expiration date of the agreement, April 30, 2012, until the audited financial statements for the year ended December 31, 2011 have been received by the lenders; and (vii) waiving the requirement to submit revised Certificates of Compliance for interim and annual periods in fiscal 2010 and 2009 solely as a result of the impacts of the restatement. The foregoing description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed herewith as Exhibit No. 10.1 to this Report, and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Ninth Amendment to Amended and Restated Credit Agreement by and among Northwest Pipe Company and Bank of America, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on March 30, 2012.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer